Exhibit 10.3

Summary of Non-Employee Director Compensation

Each non-employee member of our Board of Directors currently receives the following cash compensation:

•	an annual retainer of $15,000 for service on the Board of Directors ($30,000 for service as non-executive Chairman of the Board of Directors), prorated for any partial year of service;

•
an annual retainer of $2,500 for service on each committee of the Board of Directors of which he or she is a member ($5,000 for service as chairman of any such committee), prorated for any partial year of service;

•	a fee of $2,500 for each meeting of the Board of Directors that he or she attends in person ($500 for each telephonic meeting of the Board of Directors in which he or she participates); and

•
a fee of $1,000 for each committee meeting that he or she attends in person other than in connection with a meeting of the full Board of Directors ($500 for each telephonic committee meeting in which he or she participates).

All directors are reimbursed for expenses in connection with attendance at Board of Directors and committee meetings.

Our Non-Employee Directors' Equity Incentive Plan provides for the grant of stock options and restricted stock awards to our non-employee directors. Non-employee directors elected for the first time receive an initial option to purchase 30,000 shares of common stock. In addition, all non-employee directors who have served in such capacity for six months receive (a) an annual option to purchase 20,000 shares of common stock and (b) an annual restricted stock award of the number of shares of our common stock having a fair market value on the date of grant of $20,000, rounded down to the nearest whole share number. All stock options granted under the non-employee directors' plan have an exercise price equal to the fair market value of our common stock on the date of grant.